Exhibit 99.1

Chattem Reports Revenue Increase of 19.8% for Fiscal First Quarter 2008; Affirms EPS Guidance for Fiscal 2008

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--April 8, 2008--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced results for the fiscal first quarter ended February 29, 2008.

“The delivery of innovative new products combined with strong advertising support of our brands continued to drive impressive revenue growth of 19.8% for the quarter,” said Zan Guerry, Chattem’s Chairman and Chief Executive Officer. “This momentum was fueled by our Big 6 brands, Gold Bond®, Icy Hot®, ACT®, Cortizone-10®, Selsun® and Unisom®, and an additional month of revenue from the brands acquired on January 2, 2007 from Johnson & Johnson. During the first quarter of fiscal 2008, new products under the Gold Bond, Icy Hot, Cortizone-10, Selsun, Aspercreme and Dexatrim franchises were shipped while new products for Unisom and Balmex will be introduced during the second quarter. Gross margins improved significantly as a result of the manufacturing integration of certain of the brands acquired from Johnson & Johnson and we continued to utilize our free cash flow to de-lever the balance sheet,” Guerry also highlighted.

FIRST QUARTER FINANCIAL RESULTS

Total revenues for the first quarter of fiscal 2008 were $120.8 million, compared to total revenues of $100.8 million in the prior year quarter, representing a 19.8% increase. Revenue growth for the quarter was led by the five acquired brands as well as strong performances from the Gold Bond, BullFrog, Aspercreme and Selsun brands. Offsetting these increases was a reduction in sales of Dexatrim due to increased competition in the weight loss category and lower sales of Icy Hot Heat Therapy as a result of the February 8, 2008 voluntary recall of the product. Excluding the impact of the acquired brands and sales of Icy Hot Pro-Therapy, total revenues increased 5% in the first quarter of fiscal 2008 compared to the prior year quarter.

Net income in the first quarter of fiscal 2008 rose to $14.9 million, compared to $13.7 million for the prior year quarter, and earnings per share were $0.75, compared to $0.71 for the prior year quarter. Net income for the first quarter of fiscal 2008 included SFAS 123R employee stock option expense, debt extinguishment charges and non-recurring expenses discussed below related to the voluntary recall of Icy Hot Heat Therapy. Net income for the first quarter of fiscal 2007 included employee stock option expenses under SFAS 123R. As adjusted to exclude these items, net income for the first quarter of fiscal 2008 was $20.0 million, compared to $14.4 million for the prior year quarter, and earnings per share were $1.01 compared to $0.75 for the prior year quarter, a 34.7% increase.

On February 8, 2008, Chattem announced the voluntary recall of its air-activated, self-heating Icy Hot Heat Therapy patch product. In the first fiscal quarter of 2008, Chattem recorded an estimate of product recall expenses of $6.0 million, or $0.20 per share. The charge encompasses an estimate of costs related to product returns, impairment of in-house inventory and other expenses related to the Icy Hot Heat Therapy recall.

KEY HIGHLIGHTS

  Gross margin for the quarter rose to 71.2%, compared to 69.3% for the prior year quarter. Gross margin for fiscal 2008 is expected to remain at historical levels as a result of the full year impact of the manufacturing integration of certain of the five brands acquired from Johnson & Johnson.
  Advertising and promotion expense (A&P) in the first quarter of fiscal 2008 increased by $5.7 million to $34.5 million, or 28.6% as a percentage of total revenues as compared to 28.5% of total revenues in the prior year quarter. The Company anticipates A&P spending to remain consistent with historical levels of 26% to 28% as a percentage of total revenues in fiscal 2008.
  Selling, general and administrative expenses (SG&A) in the first quarter of fiscal 2008 increased by $3.1 million to $15.5 million, or 12.8% of total revenues as compared to 12.3% of total revenues in the prior year quarter. In the first quarter of fiscal 2008, the Company absorbed transition service costs similar to those paid to Johnson & Johnson related to freight and administrative costs that were recorded as acquisition expenses in the first quarter of fiscal 2007. SG&A expenses are not expected to rise commensurate with increases in total revenues.
  Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding product recall expenses, increased 29.0% to $38.9 million, or 32.2% of total revenues, for the first quarter of fiscal 2008, compared to $30.1 million, or 29.9% of total revenues in the prior year quarter. Total debt was reduced during the first quarter of fiscal 2008 by $10.0 million to $498.0 million and the ratio of total debt to EBITDA (trailing twelve months excluding product recall expenses) was 3.49x as of February 29, 2008. The Company expects to reduce this ratio well below 3.0x as of November 30, 2008 as it utilizes its free cash flow to further reduce debt, absent a brand acquisition or repurchase of its common stock.
  In the first quarter of fiscal 2008, the Company repurchased 3,700 shares of the Company’s common stock for approximately $0.2 million, or an average cost of $64.93 per share.

FISCAL 2008 GUIDANCE

The Company currently expects earnings per share for fiscal 2008 to be in the range of $4.00 to $4.20, trending toward the upper end of this range, excluding the non-cash stock option expense under SFAS 123R of $0.21 per share, any non-cash loss on debt extinguishment, which was $0.02 per share in the first quarter of fiscal 2008, and the estimated impact of the non-recurring Icy Hot Heat Therapy recall expenses of $0.20 per share.

NON-GAAP FINANCIAL MEASURES

In addition to presenting financial results in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, this earnings release also presents certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share, EBITDA, EBITDA excluding product recall expenses and free cash flow. A reconciliation of adjusted net income, EBITDA and EBITDA excluding product recall expenses to net income reported in accordance with GAAP for the fiscal first quarter of 2008 and 2007 is provided in the unaudited consolidated statements of income attached hereto. As discussed in this release, the Company defines free cash flow as cash flows from operations less capital expenditures. A reconciliation of free cash flow to cash flows from operations reported in accordance with GAAP is presented in the unaudited financial statements attached hereto. Chattem believes these non-GAAP financial measures provide both management and investors with additional insight into the Company’s operational strength and ongoing operating performance. These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with U.S. GAAP. See the accompanying Form 8-K under which this earnings release is furnished to the Securities and Exchange Commission for further discussion of the utility of these non-GAAP measures and the purposes for which they are used by management.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the estimated product recall expenses and the fiscal 2008 earnings per share guidance. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to the expected impact of the product recall on sales of other topical analgesic products, the amount of the estimated product recall expenses and the risk factors disclosed in our Annual Report on Form 10-K for the year ended November 30, 2007, as added or revised by our subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

WEBCAST

Chattem will provide an online Web simulcast and rebroadcast of its fiscal first quarter conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com today, Tuesday, April 8, 2008 beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and be available through April 15, 2008. Please note that the webcast requires Windows Media Player. For additional information please contact Catherine Baker, Investor Relations at 423-821-2037 ext. 3209.

About Chattem

Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond, Selsun Blue, ACT, Cortizone-10 and Unisom. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company’s website: www.chattem.com.

CHATTEM, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	February 29,	February 28,
	2008	2007

REVENUES	$120,773	$100,831

COSTS AND EXPENSES:
Cost of sales	34,733	30,980
Advertising and promotion	34,496	28,787
Selling, general and administrative	15,466	12,411
Product recall expenses	6,043	-
Acquisition expenses	-	1,171
Total costs and expenses	90,738	73,349

INCOME FROM OPERATIONS	30,035	27,482

OTHER INCOME (EXPENSE):
Interest expense	(6,552)	(7,236)
Investment and other income, net	137	593
Loss on early extinguishment of debt	(526)	-
Total other income (expense)	(6,941)	(6,643)

INCOME BEFORE INCOME TAXES	23,094	20,839

PROVISION FOR INCOME TAXES	8,221	7,189

NET INCOME	$14,873	$13,650

DILUTED SHARES OUTSTANDING	19,788	19,224

NET INCOME PER COMMON SHARE (DILUTED)	$0.75	$0.71

NET INCOME (EXCLUDING DEBT EXTINGUISHMENT, SFAS 123R EXPENSE AND PRODUCT RECALL EXPENSES) PER COMMON SHARE (DILUTED):

Net income	$14,873	$13,650
Add:
Loss on early extinguishment of debt	526	-
SFAS 123R expense	1,339	1,204
Product recall expenses	6,043	-
Provision for income taxes	(2,815)	(415)

Net income (excluding debt extinguishment, SFAS 123R expense and product recall expenses)	$19,966	$14,439

Net income (excluding debt extinguishment, SFAS 123R expense and product recall expenses) per common share (diluted)	$1.01	$0.75

EBITDA RECONCILIATION (EXCLUDING PRODUCT RECALL EXPENSES):

Net income	$14,873	$13,650
Add:
Provision for income taxes	8,221	7,189
Interest expense, net (includes loss on early extinguishment of debt)	6,941	6,643
Depreciation and amortization (including SFAS 123R expense, less amounts included in interest)	2,777	2,646
EBITDA	$32,812	$30,128
Product recall expenses	6,043	-
EBITDA (excluding product recall expenses)	$38,855	$30,128

Depreciation & amortization (including SFAS 123R expense)	$3,458	$3,233
Capital expenditures	$1,271	$453

	For the Three Months Ended
CASH FLOWS FROM OPERATIONS:	February 29,	February 28,
	2008	2007

Net Income	$14,873	$13,650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,119	2,029
Deferred income taxes	4,433	2,794
Stock-based compensation expense	1,339	1,204
Loss on early extinguishment of debt	526	-
Tax benefit realized from stock options exercised	(1,812)	(3,013)
Other, net	112	124
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(14,381)	(23,212)
Inventories	737	358
Refundable income taxes	-	196
Prepaid expenses and other current assets	(3,746)	680
Accounts payable and accrued liabilities	6,047	15,127
Net cash provided by operating activities	$10,247	$9,937

FREE CASH FLOW RECONCILIATION:

Net cash provided by operating activities	$10,247	$9,937
Less: Capital expenditures	1,271	453
Free cash flow	$8,976	$9,484

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

CHATTEM, INC.
SELECTED SUMMARY FINANCIAL DATA
(In thousands)
(Unaudited)

SELECTED INCOME STATEMENT DATA:

The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Income expressed as a percentage of total revenues:

	For the Three Months Ended
	February 29, 2008	February 28, 2007

TOTAL REVENUES	100%	100%

COSTS AND EXPENSES:
Cost of sales	28.8	30.7
Advertising and promotion	28.6	28.5
Selling, general and administrative	12.8	12.3
Product recall expenses	5.0	-
Acquisition expenses	-	1.2
Total costs and expenses	75.2	72.7

INCOME FROM OPERATIONS	24.8	27.3

OTHER INCOME (EXPENSE):
Interest expense	(5.4)	(7.2)
Investment and other income, net	0.1	0.6
Loss on early extinguishment of debt	(0.4)	-
Total other income (expense)	(5.7)	(6.6)

INCOME BEFORE INCOME TAXES	19.1	20.7

PROVISION FOR INCOME TAXES	6.8	7.1

NET INCOME	12.3%	13.6%

SELECTED BALANCE SHEET DATA:	February 29, 2008	February 28, 2007

Cash and cash equivalents	$11,619	$15,749
Accounts receivable, net	$58,134	$53,064
Inventories	$42,538	$37,570
Accounts payable, accrued liabilities and bank overdraft	$48,456	$40,690

Senior bank debt	$165,500	$330,000
Subordinated debt	332,500	232,500
Total debt	$498,000	$562,500

STOCK REPURCHASE DATA:	For the Three Months Ended
	February 29, 2008	February 28, 2007

Stock repurchased	4	-
Cash paid for stock repurchases	$240	$-

SUMMARY OF NET SALES:

Net sales by domestic product category and total international for the first quarter of fiscal 2008, as compared to the corresponding period in fiscal 2007, were as follows:
			Increase (Decrease)
	2008	2007	Amount	Percentage
Medicated skin care products	$37,653	$27,833	$9,820	35%
Topical pain care products (a)	25,315	27,226	(1,911)	(7%)
Oral care products	15,772	8,487	7,285	86%
Internal OTC's	11,210	8,449	2,761	33%
Medicated dandruff shampoos	10,579	10,296	283	3%
Dietary supplements	5,374	8,030	(2,656)	(33%)
Other OTC and toiletry products	5,412	4,302	1,110	26%

Total Domestic	111,315	94,623	16,692	18%
International revenues (including royalties)	9,458	6,208	3,250	52%

Total Revenues	$120,773	$100,831	$19,942	20%

(a) Includes sales of Icy Hot Heat Therapy

CONTACT:
Chattem, Inc.
Catherine Baker, Investor Relations, 423-822-3209